                                                              EXHIBIT 99-6(a)(3)

                               LETTER AGREEMENT

August 24, 1992

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company and Russell Fund Distributors, Inc., dated March 7, 1988, the Frank Russell Investment Company advises you that it is creating three new funds to be named the Fixed Income III, Multistrategy Bond and Emerging Markets Funds (the "Funds") and that the Funds desires for Russell Fund Distributors, Inc. to serve as Distributor with respect to the Funds pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Funds in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor to the Fixed Income III, Multistrategy Bond and Emerging Market Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Director of Operations

Accepted this 28th day of August, 1992


RUSSELL FUND DISTRIBUTORS, INC.

By: /s/ Thomas A. Early
    -------------------------------
        Thomas A. Early
        Secretary